Exhibit 99.1

FOR IMMEDIATE RELEASE

Familymeds Group, Inc. Announces One-for-Ten Reverse Stock Split
Effective August 16, 2006

Farmington, CT, August 16, 2006 - Familymeds Group, Inc. (Nasdaq: FMRX), a specialty pharmacy and medical specialty product provider, today announced that a one-for-ten reverse split of its common stock was approved by its Board of Directors pursuant to discretionary authority granted by shareholders at the Company’s Annual Meeting of Shareholders held June 23, 2006. The reverse stock split will take effect upon the opening of trading today, Wednesday, August 16, 2006, at which time Familymeds Group, Inc. common stock will begin trading on a split-adjusted basis under the interim trading symbol “FMRXD” for a period of 20 trading days. Upon the opening of trading September 14, 2006, the common stock is expected to resume trading under the symbol “FMRX.”

As a result of the reverse stock split, every ten shares of Familymeds Group, Inc. common stock outstanding as of the opening of trading today, Wednesday, August 16th, will be combined into one share of Familymeds Group Inc. common stock. The reverse stock split affects all shares of common stock including underlying stock options and warrants outstanding immediately prior to the effective date of the reverse split. The number of shares of Familymeds Group, Inc. common stock currently outstanding is approximately 66 million. The reverse split is expected to reduce the number of shares of common stock outstanding to approximately 6.6 million.

The purpose of the one-for-ten reverse stock split is to raise the market price of Familymeds Group, Inc. common stock in order to maintain compliance with the continued listing requirements of the Nasdaq Capital Market. The continued listing requirements for the Nasdaq Capital Market require the Company to maintain a minimum bid of at least $1.00 per share. Additionally, the Board believes the reverse stock split will encourage investor interest in the Company and promote greater liquidity for the stockholders.

Ed Mercadante, Chairman, President and Chief Executive Officer of Familymeds Group, Inc. stated, “We believe now is the optimal time to implement this action given our strong upward sales momentum and demonstrated ability to execute our organic growth plan. We expect this reverse split will raise the share price of our common stock and enable us to regain compliance with the Nasdaq Capital Market’s listing maintenance standards while also facilitating a more appropriate number of shares outstanding relative to the size of the Company. Backed by solid execution and favorable business outlook, a higher sustained stock price may help to generate greater interest in our securities among a broader universe of potential investors and analysts, and may also improve our ability to attract and retain quality employees as we expand our sales channel with new pharmacies. We appreciate the discretionary authority granted by our shareholders to our Board of Directors which enabled them to effect this reverse stock split.”

Shareholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Shareholders of record who hold physical certificates will receive a letter of transmittal from the Company requesting that they surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Computershare Trust Corporation, Familymeds’ transfer agent, will act as the exchange agent for purposes of implementing the exchange of stock certificates. No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by 10 will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will be based on the average closing price per share of the Company’s common stock as reported on Nasdaq for the 10 trading days immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefore as described herein.

About Familymeds Group, Inc.
Familymeds Group, Inc. is a pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. Familymeds works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. Familymeds operates 86 locations, including 7 franchised locations, in 14 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names. The Company also operates Worksite PharmacySM, which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The Familymeds platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. Familymeds offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information can be found at http://www.familymedsgroup.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions
Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by Familymeds Group, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of Familymeds, its directors or its officers about Familymeds and the industry in which it operates, including statements about Familymeds ability to regain compliance with the Nasdaq Capital Market’s $1 minimum bid price continued listing requirement. Although Familymeds believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward- looking statements include those risk identified in Familymeds 2006 Proxy Statement. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in the Company's Form 10-K for the year ended December 31, 2005, and its Form 10-Q for the quarter ended July 1, 2006, filed with the U.S. Securities and Exchange Commission. Familymeds disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com
Or
Cindy Berenson
Familymeds Group, Inc.
860.676.1222 x138
berenson@familymeds.com